February 26, 2014
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2013 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $3.14 per basic share for 2013, a $0.25 per share increase from the $2.89 per basic share earned in 2012.  Consolidated net income for 2013 was $145.3 million, compared to $133.3 million during 2012. The current year includes $12.4 million ($0.27 per share) in other income associated with increases in the cash surrender values of company-owned life insurance (“COLI”) policies including net death benefits recognized.  The prior-year included $6.6 million ($0.14 per share) in other income associated with COLI policies, offset by a $15 million pre-tax loss ($0.20 per share) on a large fixed-price contract at the pipeline construction subsidiary.

According to Jeffrey W. Shaw, President and Chief Executive Officer, “We are pleased to report 2013 earnings per share of $3.14, a 9% increase over the $2.89 per share reported in 2012 and the highest in Company history.  Having a consistent focused strategy and managing our businesses with a long-term view has again produced favorable results.  At the gas segment, we have successfully partnered with our state regulators on initiatives that serve our customers’ interests, while recovering our costs of service.  Programs such as customer-owned yardline replacements in Arizona and early vintage plastic pipe replacements in Nevada improve system reliability and are examples of true ‘win-wins’ for customers, regulators, and the Company.  We have several other initiatives before regulators today, which if approved will begin to add

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value in a couple of years.”  Shaw concluded by saying, “NPL Construction Co., our pipeline construction subsidiary, bounced back strongly in 2013, contributing $21.2 million in net income compared to $16.7 million in 2012.  Long-term opportunities for growth at NPL are manifold and we will opportunistically pursue those that can add value.  Overall, we believe both segments are well positioned as we move forward.”

During the fourth quarter of 2013, consolidated net income was $57.3 million, or $1.24 per basic share, versus $62.4 million, or $1.35 per basic share, for the fourth quarter of 2012.

Natural Gas Operations Segment Results
Full Year 2013
Operating margin, defined as operating revenues less the net cost of gas sold, increased $22 million.  Rate relief provided $8 million of the increase in operating margin (including general rate relief in Nevada and net attrition amounts in California).  New customers contributed $7 million of the increase during 2013 as approximately 28,000 net new customers were added during the last twelve months.  Incremental margin from customers outside the decoupling mechanisms and other miscellaneous revenues (including amounts associated with recoveries of Arizona regulatory assets) contributed the remainder of the increase.

Operating expenses increased $26.6 million, or 4%, between years primarily due to higher general costs, employee-related costs (including pension costs), uncollectible

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expense, and pipeline integrity management programs.  Other contributing factors included amortization associated with the recovery of regulatory assets (including new or expanded conservation and energy efficiency programs in Nevada and Arizona), and incremental depreciation expense associated with plant additions (partially offset by lower depreciation rates in Nevada).  Higher property and general taxes were also components of the increase.

Other income increased $8.1 million between 2013 and 2012 primarily due to the $5.8 million change in COLI-related income between years.  In addition, Arizona non-recoverable pipe replacement costs were $2.5 million lower in 2013 as compared to 2012 because this pipe replacement activity was substantially completed in 2012.  Net interest deductions decreased $4.4 million between 2013 and 2012 primarily due to cost savings from debt refinancing, redemptions, and lower interest expense associated with deferred purchased gas adjustment (“PGA”) balances payable.

Fourth Quarter
Operating margin increased $6.5 million in the fourth quarter of 2013 compared to the fourth quarter of 2012.  Rate relief provided $2 million of the increase in operating margin and new customers contributed another $2 million.  Incremental operating margin from customers outside the decoupling mechanisms, and other miscellaneous revenues, contributed the remainder of the increase.

Operating expenses for the fourth quarter of 2013 rose $8.9 million, or 6%, compared to the fourth quarter of 2012, primarily due to increases in general costs and employee-

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related benefit costs (including higher pension and medical expenses), depreciation expense on additional plant in service, and amortization associated with the recovery of regulatory assets.  In addition, pipeline integrity management programs impacted current quarter expenses.

Other income increased approximately $4.2 million between quarters.  The current quarter reflects COLI policy cash surrender value increases of $4.3 million including net death benefits recognized, while the prior-year quarter included $1.1 million in COLI-related income.  In addition, Arizona non-recoverable pipe replacement costs were $695,000 lower in the current quarter as compared to the prior-year quarter.  Net interest deductions increased $1.3 million between quarters, primarily due to interest expense associated with a $250 million senior notes issuance in October 2013, partially offset by cost savings from early debt redemptions and lower interest expense associated with PGA balances payable.

Southwest Gas Corporation provides natural gas service to 1,904,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, and the impacts of stock market volatility.

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SOUTHWEST GAS CORPORATION CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2013	2012

Consolidated Operating Revenues	$1,950,782	$1,927,778

Net Income	$145,320	$133,331

Average Number of Common Shares Outstanding	46,318	46,115

Basic Earnings Per Share	$3.14	$2.89

Diluted Earnings Per Share	$3.11	$2.86

QUARTER ENDED DECEMBER 31,

Consolidated Operating Revenues	$538,357	$488,566

Net Income	$57,303	$62,393

Average Number of Common Shares Outstanding	46,351	46,142

Basic Earnings Per Share	$1.24	$1.35

Diluted Earnings Per Share	$1.22	$1.34

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012

Results of Consolidated Operations
Contribution to net income - gas operations	$54,852	$52,010	$124,169	$116,619
Contribution to net income - construction services	2,451	10,383	21,151	16,712
Net income	$57,303	$62,393	$145,320	$133,331

Basic earnings per share	$1.24	$1.35	$3.14	$2.89
Diluted earnings per share	$1.22	$1.34	$3.11	$2.86

Average outstanding common shares	46,351	46,142	46,318	46,115
Average shares outstanding (assuming dilution)	46,833	46,620	46,758	46,555

Results of Natural Gas Operations
Gas operating revenues	$372,654	$339,525	$1,300,154	$1,321,728
Net cost of gas sold	118,259	91,619	436,001	479,602
Operating margin	254,395	247,906	864,153	842,126
Operations and maintenance expense	96,911	91,618	384,914	369,979
Depreciation and amortization	49,356	46,607	193,848	186,035
Taxes other than income taxes	11,530	10,663	45,551	41,728
Operating income	96,598	99,018	239,840	244,384
Other income (deductions)	4,087	(152)	12,261	4,165
Net interest deductions	17,211	15,880	62,555	66,957
Income before income taxes	83,474	82,986	189,546	181,592
Income tax expense	28,622	30,976	65,377	64,973
Contribution to net income - gas operations	$54,852	$52,010	$124,169	$116,619

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2013

FINANCIAL STATISTICS
Market value to book value per share at year end	183%
Twelve months to date return on equity -- total company	10.6%
-- gas segment	9.6%
Common stock dividend yield at year end	2.4%
Customer to employee ratio at year end (gas segment)	858 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	825,190	6.56	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	143,851	6.10	9.35
Northern California	52,285	7.77	9.35
South Lake Tahoe	11,815	7.77	9.35
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
YEAR ENDED DECEMBER 31,
(In dekatherms)	2013	2012	2011
Residential	74,132,682	65,504,592	71,876,526
Small commercial	29,804,505	27,066,494	30,392,350
Large commercial	10,276,061	11,658,260	11,225,581
Industrial / Other	5,021,049	4,782,994	5,020,787
Transportation	103,791,597	99,809,466	94,154,403
Total system throughput	223,025,894	208,821,806	212,669,647

HEATING DEGREE DAY COMPARISON
Actual	1,918	1,739	1,999
Ten-year average	1,876	1,865	1,885

Heating degree days for prior periods have been recalculated using the current period customer mix.